Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Surrozen, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other	12,268,087(1)	$9.32(2)	$114,338,571.00(2)	$0.00014760	$16,877.00(2)
	Total Offering Amounts					$114,338,571.00	—	$16,877.00
	Total Fee Offsets							—
	Net Fee Due							$16,877.00

(1)
Consists of 12,268,087 shares of the Registrant’s common stock registered for resale by the selling stockholders named in this registration statement.
(2)
Estimated solely for the purposes of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the registration fee has been calculated based upon the average of the high and low prices, as reported by The Nasdaq Capital Market, for shares of the Registrant’s common stock on April 16, 2024.